Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Patriot Gold Corp. of our report dated August 15, 2014, on our audits of the consolidated balance sheets of Patriot Gold Corp. as of May 31, 2014 and 2013, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

September 17, 2014